CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our Report of Independent Registered Public Accounting Firm dated June 20, 2005, relating to the financial statements and financial highlights which appears in the May 31, 2005 Annual Report to Shareholders of The Managers AMG Funds: Essex Aggressive Growth Fund, Essex Large Cap Growth Fund and Essex Small / Micro Cap Growth Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

September 30, 2005